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For Immediate Release

Contact: Investor Relations: R. Jasper, 201-847-7160
Press Relations: C. Jenkins, 201-847-5369

          BD Announces Chief Financial Officer Is Leaving the Company;

                    External Search for Replacement Underway

     Franklin Lakes, NJ (October 13, 1999) -- Becton, Dickinson and Company ("BD") today announced that Kenneth R. Weisshaar, Senior Vice President and Chief Financial Officer, is leaving the Company to pursue other interests after 11 years of distinguished service. The Company has launched an external search for a new chief financial officer.

     Clateo Castellini, Chairman of the Board and Chief Executive Officer, confirmed that the Company is finalizing its year-end audited financial statements and expects results for the quarter and year ended September 30, 1999 to be in line with expectations. Mr. Castellini further confirmed that the Company intends to announce its earnings on November 4, 1999.

     BD manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health professionals, medical research institutions, industry and the general public. For the fiscal year ended September 30, 1998, BD reported total revenues of $3.1 billion and net income of $236 million.

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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, products and income, or events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, Year 2000 issues, and changes in health care or other governmental regulation, as well as other factors discussed herein and in BD's filings with the Securities and Exchange Commission.